Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Variable Portfolios I, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Variable Investors Portfolio and Legg Mason Partners Variable Small Cap Growth Portfolio, (formerly Salomon Brothers Variable Investors Fund and Salomon Brothers Variable Small Cap Growth Fund, respectively), each a series of Legg Mason Partners Variable Portfolios I, Inc. (formerly Salomon Brothers Variable Series Funds Inc.) as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/    KPMG LLP

New York, New York

January 12, 2007